Exhibit 5

February 28, 2012

Joe’s Jeans Inc.

2340 South Eastern Avenue

Commerce, CA 90040

Re:                             Joe’s Jeans Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the “Registration Statement”) to be filed by Joe’s Jeans Inc. (the “Company”) with the Securities and Exchange Commission on or about February 13, 2012 under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 5,837,835 shares (the “Shares”) of common stock of the Company, par value $0.10 per share (the “Common Stock”), by the Company pursuant to the Joe’s Jeans Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”).  As SVP, Legal and Compliance of the Company, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, public documents and other documents, and have reviewed such questions of law, as I considered necessary or appropriate for the purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted to as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which have not been independently established or verified, I have relied upon statements and representations of officers and other representations of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, upon the basis of such examination, and in reliance thereon, it is my opinion that:

1.             The issuance of the Shares has been duly authorized by the Company and the Plan has been duly adopted and authorized by the board of directors and the stockholders of the Company, and when (i) the Registration Statement shall have been filed with the Securities and Exchange Commission under the Act and (ii) upon payment of the consideration and termination or lapse of any restrictions set forth in any award agreement under the Plan, and delivery of the certificate evidencing the Shares so acquired, the Shares will be legally issued, fully paid and non-assessable.

The opinions set forth herein are limited to matters of the General Corporation Law of Delaware, including the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal securities laws of the United States of America to the extent specifically referred to herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving said consent, I do not admit that I am included in the category of person whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lori Nembirkow

Lori Nembirkow, Esq.
SVP, Legal and Compliance